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Exhibit 5.1

LEONARD, STREET AND DEINARD PROFESSIONAL ASSOCIATION
150 SOUTH FIFTH STREET
SUITE 2300
MINNEAPOLIS, MN 55402

May 31, 2005	Mark S. Weitz (612) 335-1517 mark.weitz@leonard.com

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (Registration No. 333-123450) filed by NorthWestern Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about May 18, 2005 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the securities of the Company held by the stockholders listed in the Selling Stockholder table in the prospectus included in the Registration Statement (collectively, the "Registrable Securities"). As legal counsel for the Company, we have examined instruments, documents, certificates and records that we deem relevant and necessary for the basis of our opinion hereinafter expressed.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as the Company's counsel, the Registrable Securities, when issued and sold in the manner described in the Registration Statement, in accordance with the resolutions adopted by the Board of Directors of the Company and in accordance with the applicable agreements and charter documents of the Company, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

Very truly yours,

LEONARD, STREET AND DEINARD PROFESSIONAL ASSOCIATION

/s/ MARK S. WEITZ Mark S. Weitz

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  Exhibit 5.1